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                                                                   EXHIBIT 10(c)




                                 NEWS RELEASE

                   SOUTHLAND NATIONAL INSURANCE CORPORATION
             1812 University Boulevard, Tuscaloosa, Alabama 35401


Contact:    William H. Lanford
            Southland National Insurance Corporation
Phone:      (205)345-7410

Contact:    David W. Whitehurst
            Collateral Investment Corp.
Phone:      (205)951-4433


FOR IMMEDIATE RELEASE

                   SOUTHLAND NATIONAL INSURANCE CORPORATION
                       AND COLLATERAL INVESTMENT CORP.,
                           ANNOUNCE PROPOSED MERGER

TUSCALOOSA, ALABAMA - July 26, 1996 - David W. Whitehurst, Executive Vice President of Collateral Investment Corp. (CIC) and William H. Lanford,President and CEO of Southland National Insurance Corporation (Southland), today announced that the companies had reached an agreement in principle providing for the acquisition of Southland by Collateral Investment Corp. The acquisition will be accomplished through a merger of Southwide Life, a Birmingham, Alabama-based insurance company subsidiary of Collateral Investment Corp., into Southland. Southland will become a wholly owned subsidiary of CIC. In the merger each of the approximately 250,000 outstanding shares of Southland common stock will be exchanged for $38.00 per share in cash.

The merger is subject to various conditions, including the execution of a definitive acquisition agreement approved by both Boards of Directors, insurance regulatory approvals, and approval by the Southland shareholders. Mr. Whitehurst and Mr. Lanford stated that the parties intend to enter into a definitive acquisition agreement as soon as possible and that a meeting of the Southland shareholders to vote on the merger will be held as soon as practicable thereafter. It is anticipated that the merger will be completed no later than November 30, 1996.

Headquartered in Tuscaloosa, Alabama, Southland is engaged in the sale of "preneed" funeral insurance policies marketed through funeral homes.
Southland also offers claims administration services and is engaged in the insurance agency and brokerage business. Southwide Life is also engaged in the sale of "preneed" insurance products. Collateral Investment Corp., a privately held insurance holding company, is affiliated with Birmingham based Collateral Mortgage, Ltd. and New South Federal Savings Bank.

Southland's Mr. Lanford stated: "We are extremely pleased with this opportunity to join forces with such a fine organization as Collateral Investment Corp. and to provide a very attractive return to our shareholders." Collateral Investment Corp.'s Mr. Whitehurst added: "We have been interested for some time in expanding our insurance operations into selected niche markets. We are very impressed with Southland's focus on its markets, its employees and its positive results. We look forward to building Southland's strengths and expanding both its preneed insurance market and its servicing operation throughout the South."


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